Exhibit (a)(5)(4)

Tech Mahindra Announces Expiration of Tender Offer Period for Shares of Satyam

Pune, India – July 1, 2009: Tech Mahindra Limited today announced that the period of the tender offer by its wholly owned subsidiary, Venturbay Consultants Private Limited, to purchase up to 20% of the outstanding shares of common stock (the “Offer Size”) of Satyam Computer Services Limited expired at 7:00 a.m. New York City Time, which is 4:30 p.m. Indian Standard Time, on Wednesday, July 1, 2009.

The registrar to the tender offer, in consultation with Tech Mahindra and certain of its agents, is in the process of calculating the number of shares validly tendered and not withdrawn in the tender offer, including shares underlying Satyam’s American Depositary Shares. It is expected that, consistent with the directives of the Securities and Exchange Board of India, the final number of shares tendered and accepted (including shares underlying ADSs) will be announced on or about July 8, 2009.

As previously disclosed, in the event that the aggregate number of shares tendered and accepted in the offer is less than the Offer Size, Tech Mahindra intends to subscribe for a number of additional Satyam shares in the subsequent allotment that, together with the shares acquired in the tender offer, will equal the Offer Size. As provided in the Share Subscription Agreement entered into among Satyam, Tech Mahindra and Venturbay, this subsequent allotment will be at a price of 58 Rupees per share.

About Tech Mahindra

Tech Mahindra is a leading provider of solutions and services to the telecommunications industry, majority stake owned by Mahindra & Mahindra Limited, in partnership with British Telecommunications plc. With total revenues of Rs 4464.7 crores in the year ended March 31, 2009, Tech Mahindra serves telecom service providers, equipment manufacturers, software vendors and systems integrators. Tech Mahindra solutions enable clients to maximize returns on IT investment by achieving fast time to market, reduced total cost of ownership and high customer satisfaction. Tech Mahindra achieves this through its domain and process expertise, distinctive IT skills, research and development, proven innovative delivery models and approach to off shoring.

Assessed at SEI-CMMi Level 5 and PCMM Level 5, Tech Mahindra’s track record for value-delivery is supported by 25000 professionals who provide a unique blend of culture, domain expertise and in-depth technology skill-sets. Its development centres are ISO 9001:2000 & BS7799 certified. Tech Mahindra has principal offices in the UK, United States, Germany, UAE, Egypt, Singapore, India, Thailand, Taiwan, Malaysia, Philippines, Canada & Australia.

About Mahindra Satyam

Mahindra Satyam (the new brand identity of Satyam Computer Services Ltd. – NYSE: SAY), a leading global business and information technology services company, delivers consulting, systems integration, and outsourcing solutions to clients in numerous industries across the globe.

Mahindra Satyam leverages deep industry and functional expertise, leading technology practices, and an advanced, global delivery model to help clients transform their highest-value business processes and improve their business performance. The company’s professionals excel in engineering and product development, supply chain management, client relationship management, business process quality, business intelligence, enterprise integration, and infrastructure management, among other key capabilities.

Mahindra Satyam development and delivery centers in the US, Canada, Brazil, the UK, Hungary, Egypt, UAE, India, China, Malaysia, Singapore, and Australia serve numerous clients, including many Fortune 500 organizations.

Safe Harbor

Statements contained in this press release regarding future events or actions and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “intend”, “may”, “will”, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements of events or actions to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the competitive environment in the information technology services industry and competitive responses to, and the making of, the proposed acquisition; the satisfaction of the closing conditions to the subsequent allotment; and whether the companies can successfully provide services/products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.